EXHIBIT 10.4

EXECUTION COPY

March 25, 2003

The 1818 Fund II, L.P.	Madison Dearborn Capital Partners, L.P.
c/o Brown Brothers Harriman & Company	c/o Madison Dearborn Partners, Inc.
140 Broadway	70 West Madison Street, Suite 3800
New York, NY 10005	Chicago, IL 60602
Attn: Lawrence Tucker	Attn: Samuel M. Mencoff
Facsimile: (212) 493-8429	Facsimile: (312) 895-1056

HWH Investment Pte Ltd	Wolfensohn-River LLC
c/o GIC Special Investments Pte Ltd	c/o Raymond L. Golden
255 Shoreline Drive, Suite 600	300 Seminole Avenue
Redwood City, CA 94065	Palm Beach, FL 33480
Attn: Brett K. Fisher
Facsimile: (650) 802-1213	With a copy to:

J.P. Morgan Partners (BHCA), L.P.	1120 5th Avenue
(formerly	New York, NY 10128
Chase Equity Associates, L.P.)
1221 Avenue of the Americas, 39th Floor
New York, NY 10020-1080
Attn: Christopher C. Behrens
Facsimile: (212) 899-3855

First Plaza Group Trust
767 Fifth Avenue, 16th Fl.
New York, NY 10153
Attn: Marcia Haydel
Facsimile: (212) 418-3644

Transfer Restrictions and Observation Rights Agreement

Ladies and Gentlemen:

        The undersigned Riverwood Holding, Inc., a Delaware corporation (the "Company"), agrees with each of you (each an "Other Riverwood Stockholder" and, collectively, the "Other Riverwood Stockholders") as follows:

        1.    Related Agreements.    We refer to (a) the Stockholders Agreement (the "Stockholders Agreement"), dated as of the date hereof, among the Company, the persons listed on Schedule I of such agreement, Clayton, Dubilier & Rice Fund V Limited Partnership (the "CDR Fund") and EXOR Group S.A ("Exor"), and (b) the Amended and Restated Registration Rights Agreement (the "Registration Rights Agreement"), dated as of the date hereof, among the Company, the CDR Fund, Exor and the Other Riverwood Stockholders. Capitalized terms used herein without definition shall have the respective meanings specified in the Stockholders Agreement as in effect on the date hereof.

        2.    Representations and Warranties.

          2.1    Representations and Warranties of the Other Riverwood Stockholders.    Each Other Riverwood Stockholder represents and warrants, severally and not jointly, to each other and to the Company as follows:

            (a)    Authority.    Such Other Riverwood Stockholder has all requisite power and authority to enter into this letter agreement and to consummate the transactions contemplated hereby. This letter agreement has been duly authorized, executed and delivered by such Other Riverwood Stockholder and constitutes a valid and binding obligation of such Other Riverwood Stockholder enforceable in accordance with its terms.

            (b)    No Conflicts.    Neither the execution and delivery of this letter agreement, nor the consummation of the transactions contemplated hereby or thereby nor compliance with the terms hereof will violate, conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to such Other Riverwood Stockholder or to such Other Riverwood Stockholder's property or assets.

            (c)    The Other Riverwood Covered Shares.    Immediately following the Effective Time, such Other Riverwood Stockholder will be the record and beneficial owner of, and has good and marketable title to, the Other Riverwood Covered Shares, in each case free and clear of all Liens. As of the Effective Time such Other Riverwood Stockholder will have the sole right to vote, or to dispose, of such Other Riverwood Covered Shares, and none of such Other Riverwood Covered Shares will be subject to any agreement, arrangement or restriction with respect to the voting of such Other Riverwood Covered Shares. Except for this letter agreement, (i) there are, and as of the Effective Time there will be, no agreements or arrangements of any kind, contingent or otherwise, obligating such Other Riverwood Stockholder to Transfer any of the Other Riverwood Covered Shares, and (ii) no Person has, nor as of the Effective Time will any Person have, any contractual or other right or obligation to purchase or otherwise acquire any of the Other Riverwood Covered Shares of such Other Riverwood Stockholder. For purposes of this letter agreement, "Other Riverwood Covered Shares" means with respect to any Other Riverwood Stockholder all the Shares of Common Stock, and any other voting securities of the Company, owned from time to time by such Other Riverwood Stockholder (as adjusted for any reorganization, reclassification, recapitalization, stock dividend, stock split or any similar transaction).

          2.2    Representations and Warranties of the Company.    The Company hereby represents and warrants to each Other Riverwood Stockholder that the Company has all requisite corporate power and authority to enter into this letter agreement and to consummate the transactions contemplated hereby. The execution and delivery of this letter agreement by the Company, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company. This letter agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable in accordance with its terms. Neither the execution and delivery of this letter agreement, nor the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will violate, conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of, the organizational documents of the Company, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Company or to the Company's property or assets.

        3.    Restrictions on Transfer.    Each Other Riverwood Stockholder shall abide by the restrictions on the Transfer of Common Stock provided in Section 3.1 and Section 3.2 of the Stockholders Agreement (as such agreement is in effect on the date hereof), in each case as though such Other Riverwood Stockholder was a party to the Stockholders Agreement and a Stockholder; provided that, in lieu of the period of time referenced by the Restricted Period (as defined in the Stockholders Agreement), the restrictions on transfer applicable to each Other Riverwood Stockholder under this Section 3 and Section 3.1 and Section 3.2 of the Stockholders Agreement (as such agreement is in effect on the date hereof) shall expire the later of (a) 90 days following the closing of the first secondary offering for which a request is made by the Requisite Percentage of Stockholders (as defined in the Registration Rights Agreement) prior to December 31, 2003 pursuant to Section 2.1 of the Registration Rights Agreement (or immediately following the earlier termination or withdrawal of such offering) and, in any event, no later than March 31, 2004, and (b) December 31, 2003 (the period through such later date, the "Other Restricted Period"); after which time, the Other Riverwood Stockholders shall be permitted to Transfer shares of Common Stock held by such stockholders pursuant to Rule 144 or other applicable exemptions from registration under the Securities Act, except to the extent any such Other Riverwood Stockholder is subject to a holdback obligation pursuant to Section 2.4(e) of the Registration Rights Agreement. For purposes of this letter agreement, the term Permitted Transferee shall include, with respect to each Other Riverwood Stockholder, such stockholder's Affiliates.

        4.    Legends.    Each certificate representing Common Stock owned by any Other Riverwood Stockholder shall bear a legend on the face thereof substantially to the following effect (with such additions or changes therein as the Company may be advised by counsel are required by law or necessary to give full effect to this Agreement, the "Legend"):

          "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TRANSFER RESTRICTIONS AND OBSERVATION RIGHTS AGREEMENT AMONG RIVERWOOD HOLDING, INC. AND THE OTHER STOCKHOLDERS PARTY THERETO, DATED MARCH 25, 2003, AS AMENDED AND SUPPLEMENTED FROM TIME TO TIME IN ACCORDANCE WITH THE TERMS THEREOF, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF RIVERWOOD HOLDING, INC. SUCH AGREEMENT CONTAINS, AMONG OTHER THINGS, CERTAIN PROVISIONS RELATING TO THE TRANSFER OF THE SHARES SUBJECT TO THE AGREEMENT. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE, DIRECTLY OR INDIRECTLY, MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH TRANSFER RESTRICTIONS AND OBSERVATION RIGHTS AGREEMENT. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH AGREEMENT."

        The Legend will be removed by the Company, with respect to any certificate representing Common Stock, by the delivery of substitute certificates without such Legend, at end of the Other Restricted Period.

        5.    Observation Rights; Information Rights.

          5.1    The 1818 Fund II, L.P. (the "1818 Fund") shall have the right to designate Lawrence Tucker ("Mr. Tucker"), to attend meetings of the Board as an observer; provided that, Mr. Tucker's observer rights shall terminate at such time as the 1818 Fund shall have Transferred (other than to a Permitted Transferee) 50% or more of the Common Stock held by the 1818 Fund at the Effective Time. Mr. Tucker shall not have any right to vote on any matter presented to the Board nor shall Mr. Tucker have any duties, obligations or liability to the Company arising out of acting as an observer other than for breach of the 1818 Fund's agreement to keep non-public information about the Company it receives confidential. The Company shall give or cause to be given to Mr. Tucker written notice of each meeting of the Board at the same time and in the same manner as the members of the Board receive notice of such meetings, and the Company shall permit Mr. Tucker to attend as an observer at all such meetings thereof; provided, however, that the Board may from time to time meet without the presence of any non-management observers should the Board so decide. Mr. Tucker shall be entitled to receive all written materials and other information given to the directors who are members of the Board in connection with such meetings at the same time such materials and information are given to such directors, and the 1818 Fund shall cause Mr. Tucker to keep such materials and information confidential pursuant to Section 6 hereof. If the Board proposes to take any action by unanimous written consent in lieu of a meeting, the Company shall cause a copy of the request for written consent, including a complete copy of the form of the requested written consent, to be sent to Mr. Tucker within one Business Day of the date such request is first sent to the members of the Board.

          5.2    Each Other Riverwood Stockholder other than the 1818 Fund, which shall have the rights provided in Section 5.1, and Wolfensohn-River LLC (each such Other Riverwood Stockholder an "Information Recipient") shall have the right to receive all written materials and other information given to directors who are members of the Board in connection with the Board's meetings at the same time such materials and information are given to such directors; provided that such rights shall terminate at such time as such Information Recipient shall have Transferred (other than to a Permitted Transferee) 50% or more of the Common Stock held by such Information Recipient at the Effective Time. Each Information Recipient shall keep such materials and information confidential pursuant to Section 6 hereof. Each Information Recipient hereby acknowledges that such Information Recipient is aware that the United States securities laws prohibit any person who has received from an issuer any material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

        6.    Confidentiality.    Each Other Riverwood Stockholder shall comply with the obligations as to confidentiality applicable to Stockholders pursuant to Section 4.2 of the Stockholders Agreement (as such agreement is in effect on the date hereof), in each case as though such Other Riverwood Stockholder was a party to the Stockholders Agreement and a Stockholder.

        7.    Effectiveness; Term.    This letter agreement shall become effective immediately upon the Effective Time. This letter agreement shall terminate (a) upon the unanimous written consent of the Company and the Other Riverwood Stockholders, (b) with respect to the 1818 Fund, upon the later of the end of the Other Restricted Period and the date the 1818 Fund no longer has the right to designate Mr. Tucker as an observer pursuant to Section 5.1 of this letter agreement, (c) with respect to the Other Riverwood Stockholders (other than the 1818 Fund and Wolfensohn-River LLC), upon the later of the end of the Other Restricted Period and the date such Other Riverwood Stockholder (other than the 1818 Fund and Wolfensohn-River LLC) no longer has the information rights provided for in Section 5.2 of this letter agreement, (d) with respect to Wolfensohn-River LLC, upon the end of the Other Restricted Period or (e) upon the termination of the Stockholders Agreement; provided, however, that the confidentiality obligations of Section 5.2 and Section 6 of this letter agreement shall survive any such termination.

        8.    Miscellaneous.

          8.1    Severability.    If any provision of this letter agreement is invalid, inoperative or unenforceable for any reason, such circumstance shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to any extent whatsoever. The invalidity of any one or more phrases, sentences, clauses, Sections or subsections of this letter agreement shall not affect the remaining portions of this letter agreement.

          8.2    Entire Agreement.    This letter agreement and the Registration Rights Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof. The Stockholders Agreement, dated as of March 27, 1996, among the Company and the investors specified therein shall be terminated as of the Effective Time.

          8.3    Counterparts.    This letter agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          8.4    Governing Law.    This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles and rules of conflict of laws to the extent such principles or rules would require the application of the law of another jurisdiction.

          8.5    Assignment.    Except as provided in Section 3 hereof, neither this letter agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether by operation of law or otherwise), and any attempt to make any such assignment other than as provided in Section 3 hereof shall be null and void. Subject to the preceding sentence, this letter agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          8.6    No Third Party Beneficiaries.    This letter agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this letter agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this letter agreement.

          8.7    Amendment; Waivers, etc.    This letter agreement may be amended only with the prior written consent of the Company and each of the Other Riverwood Stockholders party hereto, provided, however, that Section 5 hereof may be amended with the prior written consent of the Company and the 1818 Fund only. No amendment, modification or discharge of this letter agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time.

          8.8    Submission to Jurisdiction; Waivers.    Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this letter agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this letter agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this letter agreement, or the subject matter hereof, may not be enforced in or by such courts.

          8.9    Waiver of Jury Trial.    Each party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this letter agreement or any transaction contemplated hereby. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.9.

        Please indicate your acceptance of the terms hereof by executing this letter agreement in the spaces provided below.

Very truly yours,
RIVERWOOD HOLDING, INC.
By:	/s/ STEPHEN M. HUMPHREY Name: Stephen M. Humphrey Title: President and Chief Executive Officer

Accepted and agreed:

THE 1818 FUND II, L.P.
By:	Brown Brothers Harriman & Co. General Partner of The 1818 Fund II, L.P.
By:	/s/ LAWRENCE C. TUCKER
Name: Lawrence C. Tucker Title: Partner
HWH INVESTMENT PTE LTD
By:	/s/ BRETT K. FISHER
Name: Brett K. Fisher Title: Director
J.P. MORGAN PARTNERS (BHCA), L.P.
By:	JPMP Master Fund Manager, L.P., its general partner
By:	JPMP Capital Corp., its general partner
By:	/s/ ROBERT R. RUGGIERO, Jr.
Name: Robert R. Ruggiero, Jr. Title: Managing Director
FIRST PLAZA GROUP TRUST (J.P. Morgan Chase Bank, As Trustee, as directed by General Motors Investment Management Corporation)
By:	/s/ JOHN A. FERRANTE
Name: John A. Ferrante Title: Assistant Treasurer

MADISON DEARBORN CAPITAL PARTNERS, L.P.
By:	/s/ SAMUEL M. MENCOFF
Name: Samuel M. Mencoff Title: Managing Director
WOLFENSOHN-RIVER LLC
By:	/s/ RAYMOND L. GOLDEN
Name: Raymond L. Golden Title: Managing Member